Exhibit 99.1

Name and Address of Reporting Person:	York Capital Management Global Advisors LLC
767 Fifth Avenue, 17th Floor
New York, NY 10153

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Event Requiring Statement
(Month/Day/Year):	July 24, 2017

Footnotes to Form 3

(1) This statement is being filed by the following Reporting Persons in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated April 17, 2017, by and among Hamony Merger Corporation, Harmony Merger Sub, LLC, NextDecade, LLC and certain members of NextDecade, LLC and entities affiliated with such members (the “Merger Agreement”): York Capital Management Global Advisors LLC (“YGA”); York Capital Management, L.P. (“York Capital”); York Select, L.P. (“York Select”); York Select Master Fund, L.P. (“York Select Master”); York Credit Opportunities Fund, L.P. (“York Credit Opportunities”); York Credit Opportunities Investments Master Fund, L.P. (York Credit Opportunities Master”); York European Distressed Credit Fund II, L.P. (“York European Fund”); York Multi-Strategy Master Fund, L.P. (“York Multi-Strategy”); York Select Investors Master Fund, L.P. (“York Select Investors”); Dinan Management, L.L.C. (“Dinan Management”); York Select Domestic Holdings, LLC (“York Select Domestic Holdings”); York Credit Opportunities Domestic Holdings, LLC (“York Credit Opportunities Domestic”); York European Distressed Credit Holdings II, LLC (“York European Holdings”); Matthew Bonnano; David Magid; and William Vrattos.

(2) YGA is the sole managing member of Dinan Management, which in turn is the general partner of each of York Capital, York Credit Opportunities, York Credit Opportunities Master, York European Fund, York Multi-Strategy and York Managed Holdings. YGA is the sole managing member of York Select Domestic Holdings, which in turn is the general partner of York Select, York Select Investors and York Select Master.  YGA is the sole managing member of York Credit Opportunities Domestic, which in turn is the general partner of York Credit Opportunities.  YGA is the sole member of York European Holdings, which in turn is the general partner of York European. Mr. Bonnano is a Partner and Co-Head of North American Credit at York Capital and director of the Issuer. Mr. Magid is a Research Analyst at York Capital and a director of the Issuer.  Mr. Vrattos is a Partner and Co-Chief Investment Officer at York Capital and director of the Issuer.

(3) Represents 11,031,460 shares directly held by York Capital (including 1,807,584 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 14,033,692 shares directly held by York Credit Opportunities (including 2,303,585 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 4,610,842 shares held directly held by York Select (including 728,555 contingent shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 15,046,613 shares directly held byYork Credit  Opportunities Master (including 2,441,678 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 3,005,863 shares directly held byYork European (including 487,774 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 16,166,021 shares directly held by York Multi-Strategy (including 2,623,329 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 1,057,181 shares directly held by York Select Investors (including 171,553 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), and 4,050,857 shares directly held by York Select Master (including 657,350 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).

(4) Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein, except to the extent of its or his pecuniary interest.